EXHIBIT 23(a)


INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of TXU Corp. on Form S-3 of our report dated February 1, 2001, appearing in the Annual Report on Form 10-K of TXU Corp. for the year ended December 31, 2000, and to the reference to us under the heading "Experts and Legality" in the combined Prospectus incorporated by reference in this Registration Statement.

/s/ Deloitte & Touche LLP

Dallas, Texas
June 12, 2001